Press Release

For immediate release

Company contact: Jennifer Martin, Vice President-Investor Relations, 303-312-8155

Bill Barrett Corporation Announces $371 Million Sale
of the West Tavaputs Natural Gas Asset

DENVER – October 23, 2013 – Bill Barrett Corporation (NYSE: BBG) announced today that it has signed a purchase and sale agreement with an undisclosed purchaser for the sale of the Company’s West Tavaputs natural gas property located in the Uinta Basin, Utah. Total consideration, prior to customary closing adjustments, is $371 million and includes approximately $46 million for the purchaser’s assumption of the lease financing obligation for compressor units on the property. The transaction is expected to close before year-end.

Chief Executive Officer and President Scot Woodall comments: “Completing this transaction is consistent with our objectives to partially fund our capital program through asset sales, to end 2013 with total debt less than year-end 2012 and to divest of projects where the Company is not actively investing. We are pleased with the value received, which is 5.6 times cash flow (based on second quarter of 2013 field level cash generated) and approximately $5,450 per thousand cubic feet equivalent per day (“Mcfe/d”) flowing production. Pro forma for this transaction, our long-term debt at June 30, 2013 is reduced from $1,248 million to $877 million, and we expect to exit 2013 with a production split that is approximately 40% oil.”

Cash proceeds of approximately $325 million will be adjusted at closing for an effective date of August 1, 2013 and for transaction costs. Proceeds will be applied to reducing outstanding debt under the Company’s revolving credit facility. The transaction includes approximately 35,000 net acres, 300 producing wells, 265 billion cubic feet equivalent net proved reserves (based on year-end 2012) and 68 MMcfe/d net production (based on the second quarter of 2013).

The Company’s 2013 production guidance will be adjusted based on the actual date of close. In addition, the Company expects to record non-cash impairment charges in the third quarter of 2013 of approximately $200 million (pretax) associated with the asset sale, and expects that the transaction will not incur a current tax liability.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, including statements regarding the expected closing of the aforementioned transaction, potential uses of funds and updated guidance on 2013 operating results. These forward-looking statements are based on management’s judgment as of this date and include certain risks and uncertainties. Please refer to the Company’s Annual Report on Form 10-K for the year-ended December 31, 2012 filed with the SEC, and other filings including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q, for a list of certain risk factors that may affect these forward-looking statements.

Actual results may differ materially from Company projections and other forward-looking statements and can be affected by a variety of factors outside the control of the Company including, among other things: oil, NGL and natural gas price volatility; the ability to complete property sales or other transactions; the ability to receive drilling and other permits and rights-of-way in a timely manner; development drilling and testing results; the potential for production decline rates to be greater than expected; performance of acquired properties and newly drilled wells; costs and availability of third party facilities for gathering, processing, refining and transportation; regulatory approvals, including regulatory restrictions on federal lands; legislative or regulatory changes, including initiatives related to hydraulic fracturing; higher than expected costs and expenses, including the availability and cost of services and materials; unexpected future capital expenditures; economic and competitive conditions; the ability to obtain industry partners to jointly explore certain prospects, and the willingness and ability of those partners to meet capital obligations when requested; declines in the values of our oil and gas properties resulting in impairments; changes in estimates of proved reserves; compliance with environmental and other regulations; derivative and hedging activities; risks associated with operating in one major geographic area; the success of the Company’s risk management activities; title to properties; litigation; environmental liabilities; and other factors discussed in the Company’s reports filed with the SEC. Bill Barrett Corporation encourages readers to consider the risks and uncertainties associated with projections and other forward-looking statements. In addition, the Company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

ABOUT BILL BARRETT CORPORATION

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, explores for and develops oil and natural gas in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.

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